UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2014 (December 3, 2014)

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 3, 2014, Magellan Petroleum Corporation (the “Company”) entered into new employment agreements (each an “Employment Agreement,” and collectively the “Employment Agreements”) with J. Thomas Wilson, the Company’s President and Chief Executive Officer, Antoine J. Lafargue, the Company’s Senior Vice President of Strategy and Business Development and Chief Commercial Officer, and Matthew R. Ciardiello, the Company’s Vice President – Chief Financial Officer, Treasurer, and Corporate Secretary (with each of Messrs Wilson, Lafargue, and Ciardiello being the “Executive” under his respective Employment Agreement). The Employment Agreements, which were approved by the Company’s Board of Directors (the “Board”) upon the review and recommendation of the Compensation, Nominating and Governance Committee of the Board, reflect the promotions of Messrs. Lafargue and Ciardiello, and the new 2015 senior management incentive compensation program, that were previously reported in the Company’s Current Report on Form 8-K filed on November 6, 2014 (the “Prior 8-K”).
The Employment Agreements, which are effective as of October 31, 2014, provide for initial terms ending on December 31, 2016, subject to automatic renewals for one or more additional one-year renewal terms unless in each case at least six months prior to the expiration of the initial term or renewal term either the Company or the Executive has provided written notice of non-renewal to the other party. The Employment Agreements also reflect the annual base salaries for Messrs. Wilson, Lafargue, and Ciardiello of $399,600, $300,224, and $225,040, respectively, that were previously reported in the Prior 8-K. In addition, the Employment Agreement for Mr. Wilson, which is in the form of an Amended and Restated Employment Agreement, retains the provision in his prior employment agreement that he will be paid a performance and retention bonus of $90,000 if he remains employed by the Company on January 15, 2015.
The Employment Agreements also reiterate the equity incentive awards effective as of October 31, 2014 to Messrs. Wilson, Lafargue, and Ciardiello under the Company’s 2012 Omnibus Incentive Compensation Plan (the “2012 Omnibus Plan”) of 30,000, 30,000, and 40,000 restricted shares of the Company’s common stock, respectively, and of options under the 2012 Omnibus Plan to purchase up to a total of 1,000,000 shares, 250,000 shares, and 400,000 shares, respectively, of the Company’s common stock at an exercise price of $1.80 per share, that were previously reported in the Prior 8-K. The restricted shares are scheduled to vest on December 31, 2015, subject to ongoing employment, and subject to acceleration of vesting in the event of (i) a “change of control” of the Company (as defined in the 2012 Omnibus Plan); (ii) a sale or other disposition of all or substantially all of the Company’s assets located in the United States; or (iii) termination by the Executive of his employment with the Company for “good reason” (as defined in his Employment Agreement) or termination of the Executive’s employment by the Company without “cause” (as defined in the Employment Agreement). Other terms and conditions of the equity incentive awards were briefly described in the Prior 8-K.

Under the Employment Agreements, the Company may terminate an Executive’s employment at any time and for any reason. In the event that the Company terminates an Executive’s employment other than for non-renewal, disability, or “cause” (as defined in the Employment Agreement), or the Executive terminates his employment for “good reason” (as defined in the Employment Agreement), the Executive will be entitled to a severance benefit equal to the Executive’s base salary for an additional twelve months following the termination of his employment, and, if the Executive elects to receive continuing health insurance benefits under the Company’s health insurance plans pursuant to COBRA, payment or reimbursement of the premiums for COBRA coverage until the earlier of 18 months after the termination of employment or the date the Executive becomes eligible for health insurance benefits under the group health plan of another employer. If either the Company or the Executive gives written notice of such party’s intention to permit the Employment Agreement to terminate at the end of the initial term or a renewal term and not be renewed, the Executive will be entitled to a severance benefit equal to an additional six months of base salary to be paid beginning after the end of the initial term or renewal term.
The foregoing brief description of the terms and conditions of the Employment Agreements does not purport to be a complete description of all terms and conditions of the Employment Agreements, and is subject to the complete text of the Employment Agreements, copies of which are filed as Exhibits 10.1, 10.2, and 10.3 to this report. In addition, the form of Restricted Stock Award Agreement under the 2012 Omnibus Plan that was used for the restricted stock awards briefly described above is filed as Exhibit 10.4 to this report.
Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.
The following exhibits are filed as part of this report:

Exhibit

No.	Description

10.1*	Amended and Restated Employment Agreement effective as of October 31, 2014 between Magellan Petroleum Corporation and J. Thomas Wilson.

10.2*	Employment Agreement effective as of October 31, 2014 between Magellan Petroleum Corporation and Antoine J. Lafargue.

10.3*	Employment Agreement effective as of October 31, 2014 between Magellan Petroleum Corporation and Matthew R. Ciardiello.

10.4*	Form of Restricted Stock Award Agreement under the 2012 Omnibus Incentive Compensation Plan.

*    Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

	By:	/s/ J. Thomas Wilson
John Thomas Wilson, President and Chief Executive Officer
(as Principal Executive Officer)

December 5, 2014

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